UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: April 21, 2005
(Date of earliest event reported)

Clarion Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-24690 (Commission File No.)	91-1407411 (IRS Employer Identification No.)

38 West Fulton, Suite 300 Grand Rapids, Michigan (Address of Principal Executive Offices)	49503 (Zip Code)

616-233-6680
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[__]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

The information set forth under Item 7.01 below is hereby incorporated in this Item 2.02 by reference.

Item 7.01 Regulation FD Disclosure

Attached to this Current Report on Form 8-K as Exhibit 99.1 is a letter sent by the Registrant to its shareholders on April 21, 2005. Such letter is hereby incorporated in this Item 7.01 by reference.

The information in this Current Report on Form 8-K shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. Registration statements or other documents filed by the Registrant with the Securities and Exchange Commission shall not incorporate the information in this Current Report on Form 8-K by reference, except as otherwise expressly stated in such filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 21, 2005	CLARION TECHNOLOGIES, INC. By: /s/ Edmund Walsh —————————————— Edmund Walsh Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Letter to shareholders

Dear Shareholders:

During 2004 our organization focused on growing sales and expanding our geographic reach to better serve our key customers. We continued operational improvements to exceed our customer’s expectations through creative and cost effective solutions.

Our continued operational excellence and cost effective solutions allowed us to book over $40 million in new business. We believe this growth will significantly increase our annual sales during the next 12-18 months. Below we have summarized our key accomplishments:

•	Revenue increased by more than 20% or $20 million

•	Expanded operations, added a new facility in Ames Iowa, to support new business

•	We sold our Greenville and South Haven facilities to allow for consolidation of our West Michigan footprint.

In the first quarter of 2005, a plant shutdown, lasting for approximately five weeks (caused by a fire at the manufacturing location of one of its suppliers), caused an immediate decrease in sales and negatively impacted our profits in the first quarter of 2005. As of the beginning of March, this customer was running normal production volumes, and the situation is now behind us. This lost volume will not be recovered within the first quarter time frame, and it is uncertain if it will be recovered at all.

Our sales growth, which we believe will yield a yearly run rate of over $145M by the fourth quarter of 2005, resulted in a significant amount of launch, infrastructure, expansion, and people costs which had been realized over the past 14 months. We are looking forward to ramping our sales of the new business, which we believe should yield significant improvements in operating income during the next several years.

With the transition of our customers to low cost countries, Clarion will become an international company. We are currently developing a plan to have operations in Mexico to support current and future customers. This will be a significant focus for the company over the next 18 months. We view this as a great opportunity to provide additional value to our current customer base and to expand into new market segments.

With the increased sales, continued operational excellence and continued expansion, we look forward to providing the value shareholders expect. We will continue to strengthen our organization, expand opportunities and be the lead supplier of injection-molded products in the markets we serve.

April 21, 2005

/s/ William Beckman William Beckman, President

_________________

The statements made in this letter include forward-looking statements made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements.